UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2017 CALIFORNIA FIRST NATIONAL BANCORP (Exact Name of Registrant as Specified in its Charter)
CALIFORNIA (State or other Jurisdiction of Incorporation)	000-15641 (Commission File Number)	33-0964185 (IRS Employer Identification No.)
28 EXECUTIVE PARK, IRVINE, CA 92614 (Address of Principal Executive Offices, Including Zip Code) Registrant's telephone number, including area code: (949) 255-0500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

California First National Bancorp (the “Company”) is a bank holding company headquartered in Orange County, California with a bank subsidiary, California First National Bank (“CalFirst Bank” or the “Bank”) that is regulated by the Office of the Comptroller of the Currency, U.S. Department of the Treasury (“OCC”). On February 13, 2017, following the completion of an interim examination, the OCC advised the Bank that it considered the recent development of its commercial loan portfolio to be an unsafe and unsound banking practice and advised the Bank to cease originating new leveraged or non-leveraged syndicated commercial loans until the OCC validated that an acceptable risk management framework is in place, including prudent concentration limits on leveraged loans.

At December 31, 2016, the Bank’s commercial loans of $450.2 million were up 11.5% from $403.7 million at June 30, 2016 and accounted for 71% of the Company’s net investment in leases and loans at December 31, 2016. Over 97% of the commercial loan portfolio consists of participations in syndicated transactions, with approximately 70% of the syndicated loan portfolio at December 31, 2016 characterized as “leveraged loans” under guidance promulgated by federal bank regulators, compared to 79% under such guidance at June 30, 2016.

The Bank does not agree with the OCC’s assessment of its commercial loan portfolio, but it is taking steps to address the matters identified by the OCC. As shown in Note 10 “Credit Quality of Financing Receivables and Allowance for Credit Losses” of the financial statements included in the Company’s quarterly report on Form 10-Q for the period ended December 31, 2016 (“December 2016 10-Q”), all of the Commercial and Industrial Loans are rated pass and during the interim examination, the OCC did not downgrade the risk ratings of any credit. All syndicated loans are priced at floating rates, and generally are made to corporations with debt ratings of BB or Ba, or higher, as rated by Standard & Poor’s (“S&P”) or Moody’s Investors Service (“Moody’s”), respectively. At December 31, 2016, 20% of the syndicated loan portfolio was rated investment grade (Baa3 or higher for Moody's or BBB- or higher for S&P) by one or more of the rating agencies, compared to 24% of the syndicated loan portfolio at June 30, 2016, while only 12% of the syndicated loan portfolio at December 31 and June 30, 2016 related to companies that are rated lower than Ba. At December 31, 2016, approximately 89% of the syndicated loan portfolio involved publicly traded companies, with an estimated average public market value of $8.0 billion at such date.

As a result of the OCC’s directive, the Bank has stopped participating in new syndicated loans, but will maintain its commitment to existing borrowers in the normal course. This directive does not effect in any way the Bank’s lease origination or direct loan activities. As noted in the December 2016 10-Q, during the first six months of fiscal 2017 the Bank funded $113.0 million in new commercial loan participations that were offset by loan payoffs and repayments aggregating to $66.6 million.  Since December 31, 2016, the Bank has funded $4.0 million of syndicated loan participations, received whole loan payoffs of $27.5 million and has unfunded syndicated loan commitments of $6.6 million. Based on the foregoing, it is likely that the Bank’s commercial loan portfolio will decline over the last six months of fiscal 2017, and to the extent that the restrictions are extended beyond June 2017, this could have an adverse effect on the ability of the Company to grow its business and net interest income. The Company cannot predict when or how this issue ultimately may be resolved, and has not determined what if any further action it might take.

SIGNATURE

CALIFORNIA FIRST NATIONAL BANCORP

                                          (Registrant)

S. Leslie Jewett /s/
S. Leslie Jewett

Chief Financial Officer

Date: February 15, 2017